Exhibit 99.36

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

CHITOSKIN paper meets strong interest at European Wound Management Association Conference

Witten, Germany, June 30, 2006

At the 2006 European Wound Management Association Conference (Prague May 18 - 20), Professor Wolfgang Barnikol, M.D., Ph.D., introduced “Chitosan matrix pads. A new generation of wound dressings”. This paper was held in a free paper session covering innovative wound management technologies and met noticeable interest with industry and medical attendants. Wolfgang Barnikol, Sangui BioTech International President and CEO, highlighted the many advantages offered by Chitosan based wound pads. Sangui's CHITOSKIN product is produced from natural Chitosan and porcine gelatine. The mixture of both substances is cross-linked and freeze-dried in a special process. The resulting sponge-like structure serves as a matrix for tissue growth supporting wound healing in all of its four phases. The chemical properties of CHITOSKIN, moreover, result in favourable effects such as hemostasic and anti-microbial results, macrophage stimulation, enhanced granulation and epithelization.

Gerd Mayer, Director Marketing with Karl Beese GmbH & Co., leading hospital supply vendor and Sangui's distribution partner, who also attended the conference explained: “We experienced a good response from conference participants and see significant market potential for Europe's first and only Chitosan based wound dressing.”

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI).

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

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